                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                     Universal Seismic Associates, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)


                  Common Stock, Par Value $.0001 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   913828 109
                  ----------------------------------------
                                 (CUSIP Number)



                                Paul E. McCollam
                   c/o Resource Investors Management Company
                             600 Travis, Suite 6875
                              Houston, Texas 77002
                                 (713) 229-8800
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                             September 30, 1996
                  ----------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP NO.  913828109                                        PAGE  2  OF 20 PAGES
         -----------                                            ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Resource Investors Management Company Limited Partnership    06-114834

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

        AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
        United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                         0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                            1,384,613 shares
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                         0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                            1,384,613 shares

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,384,613 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        25.05%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


        PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                        PAGE 3  OF 20 PAGES
         ------------                                            ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RIMCO Associates, Inc           06-114420

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Connecticut
                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                             0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                           1,384,613 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                             0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                             1,384,613 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,384,613 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                25.05%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                CO
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                         PAGE 4 OF 20 PAGES
         -------------                                            ---  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RIMCO Partners, L.P.             06-120837

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Deleware
                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                     0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                        284,123 shares
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                     0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                        284,123 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                284,123 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                6.28%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                         PAGE 5 OF 20 PAGES
                                                                  ---  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RIMCO Partners, L.P.II                 06-126459

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                           0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                         578,004 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                           0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                           578,004 shares

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                578,004 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                12.00%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                        PAGE 6  OF 20 PAGES
         ------------                                            ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RIMCO Partners, L.P. III              06-129193

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                             0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                           68,111 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                             0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                             68,111 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                68,111 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                1.57%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                        PAGE 7  OF 20 PAGES
                                                                 ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RIMCO Partners, L.P. IV            06-132748

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                            0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                               454,375 shares
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                            0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                               454,375 shares

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               454,375 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 9.66%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                 PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                         PAGE 8 OF 20 PAGES
       --------------                                             ---  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Roy V. Hood

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                            0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                               1,384,613 shares
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                            0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                               1,384,613 shares

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,384,613 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                25.05%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                         PAGE 9 OF 20 PAGES
         ------------                                             ---  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul E. McCollam

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          1,384,613 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                         0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            1,384,613 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                1,384,613 shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                25.05%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                        PAGE 10 OF 20 PAGES
                                                                 ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen F. Oakes

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                          0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                        1,384,613 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                          0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                          1,384,613 shares

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                1,384,613 shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                25.05%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 913828 109                                         PAGE 11 OF 20 PAGES
         -----------                                             ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                David R. Whitney

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                          0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                        1,384,613 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                           0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                           1,384,613
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,384,613 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                25.05%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO.  913828 109                                        PAGE 12 OF 20 PAGES
        -------------                                            ----  ----


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John B. Parsons

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


                United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          1,384,613 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            1,384,613 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,384,613 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                25.05%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                                             Page 13 of 21 Pages

   This Amendment No. 2 on Schedule 13D/A ("Amendment No. 2") to the Statement on Schedule 13D (as amended by Amendment No. 1 on Schedule 13D/A ("Amendment No. 1")) is filed on behalf of each of RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, RIMCO Partners, L.P. IV, Resource Investors Management Company Limited Partnership, RIMCO Associates, Inc., Roy
V. Hood, Paul E. McCollam, Stephen F. Oakes, David R. Whitney and John B. Parsons (the "Reporting Persons").

   This Amendment No. 2 is filed to reflect the conversion by Universal Seismic Associates, Inc. (the "Company") of all of the outstanding principal amount of the 5% Convertible Notes (the "Convertible Notes") issued by the Company to the Reporting Persons and the exchange of the 10% Senior Secured Exchangeable General Obligation Notes ("Exchangeable Notes") issued by UNEXCO, Inc., a wholly owned subsidiary of the Company to the Reporting Persons. The aggregate number of shares of the Company's common stock, par value $.0001 per share (the "Common Stock") deemed to be beneficially owned by the Reporting Persons was not materially changed as a result of such conversion and exchange.

   Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13D, as amended ("Schedule 13D").

Item 1.   Security and Issuer:  No change.

Item 2.   Identity and Background:  No change.

Item 3.   Source and Amount of Funds or Other Consideration

   The third paragraph and subsequent table of Item 3 are hereby deleted in their entirety and replaced with the following:

   On January 19, 1996, the Limited Partnerships purchased $500,000 of Convertible Notes. The Convertible Notes were in substantially the form filed as Exhibit C to the Schedule 13D and incorporated herein by reference. The Convertible Notes include a provision for the Company, at its option, in the event that the Common Stock should trade at 150% of the conversion price for a period of 20 consecutive trading days, to convert all (but not less than all) of the outstanding Convertible Notes, plus accrued and unpaid interest due thereon to the effective date of such conversion into fully paid and non-assessable shares of Common Stock at the conversion price then in effect. On August 14, 1996, pursuant to the terms of the Convertible Notes, the Company exercised its option to so convert all of the Convertible Notes at a conversion price of $3.45 per share. The following table sets forth the principal amount of the Convertible Notes and the number of shares received pursuant to the conversion of the Convertible Notes by the Company on August 14, 1996.



PURCHASER                 NOTE PURCHASE AMOUNT       SHARES RECEIVED
---------                 --------------------       ---------------
RIMCO I                         $175,000              50,823 (1)
RIMCO II                         175,000              50,823 (1)
RIMCO III                         20,000               5,808 (2)
RIMCO IV                         130,000              37,754 (3)
                                --------             -------
                                $500,000             145,208

---------------------
(1) Includes 50,725 shares of Common Stock in payment of principal and 98 shares of Common Stock in payment of accrued and unpaid interest on such note through the date of conversion.

(2) Includes 5,797 shares of Common Stock in payment of principal and 11 shares of Common Stock in payment of accrued and unpaid interest on such note through the date of conversion.

(3) Includes 37,681 shares of Common Stock in payment of principal and 73 shares of Common Stock in payment of accrued and unpaid interest on such note through the date of conversion.

                                                             Page 14 of 21 Pages



   The fifth paragraph and subsequent table are hereby deleted in their entirety and replaced with the following:

   RIMCO II, RIMCO III and RIMCO IV entered into an agreement on January 19, 1996, amended as of May 28, 1996, with UNEXCO, Inc., a Delaware corporation and wholly owned subsidiary of the Company, to acquire up to $3,000,000 of the Exchangeable Notes, the form of which was filed as Exhibit F to Amendment No. 1 to the Schedule 13D and is incorporated herein by reference. The Guaranty and Exchange Agreement (filed as Exhibit G to Amendment No. 1 to the Schedule 13D and incorporated herein by reference), as amended by the First Amendment to the Guaranty and Exchange Agreement (filed as Exhibit G-1 to Amendment No. 1 to the
Schedule 13D and incorporated herein by reference), includes a provision for the Company, at its option, in the event that the Common Stock should trade at 150% of the exchange price for a period of 20 consecutive trading days, to exchange all (but not less than all) outstanding Exchangeable Notes, plus accrued and unpaid interest due thereon to the effective date of such exchange, for fully paid and non-assessable shares of Common Stock at the exchange price then in effect. On September 30, 1996, pursuant to the Guaranty and Exchange Agreement, the Company exercised its option to so exchange the Exchangeable Notes at an exchange price of $3.77. The following table sets forth the principal amount of the Exchangeable Notes and the number of shares exchanged therefor:


    PURCHASER      EXCHANGEABLE NOTE PURCHASE AMOUNT     SHARES  RECEIVED
    ---------      ---------------------------------     ----------------
    RIMCO II                 $1,650,000                      437,665
    RIMCO III                   210,000                       55,703
    RIMCO IV                  1,140,000                      302,387
                             ----------                      -------
                             $3,000,000                      795,755


Item 4.   Purpose of Transaction

   Item 4 is hereby supplemented by the following:

   On August 14, 1996, pursuant to the terms of the Convertible Notes, the Company exercised its option to convert all of the Convertible Notes; and on September 30, 1996, pursuant to the Guaranty and Exchange Agreement, the Company exercised its options to exchange the Exchangeable Notes.

Item 5.   Interest in Securities of the Issuer

   Item 5 is hereby deleted in its entirety and replaced with the following:

   (a)-(b)





                    Number of
                     Shares        Shared       Shared      Sole       Sole
                   Beneficially    Voting     Investment    Voting   Investment
    Name             Owned*        Power*       Power*      Power*    Power*      Percent*
------------       -----------     ------     ---------     ------   ----------   --------
 Associates       1,384,613      1,384,613    1,384,613       0         0          25.05%
 RIMCO            1,384,613      1,384,613    1,384,613       0         0          25.05%
 RIMCO I            284,123        284,123      284,123       0         0           6.28%
 RIMCO II           578,004        578,004      578,004       0         0          12.00%
 RIMCO III           68,111         68,111       68,111       0         0           1.57%
 RIMCO IV           454,375        454,375      454,375       0         0           9.66%
 Roy V. Hood      1,384,613      1,384,613    1,384,613       0         0          25.05%

                                                             Page 15 of 21 Pages



                          Number of
                           Shares       Shared      Shared     Sole      Sole
                         Beneficially   Voting    Investment  Voting  Investment
       Name                Owned *      Power*      Power*    Power*    Power*    Percent*
       ----                -------      ------      ------    ------    ------    --------
 Paul E. McCollam        1,384,613    1,384,613   1,384,613       0         0        25.05%
 David R. Whitney        1,384,613    1,384,613   1,384,613       0         0        25.05%
 John B. Parsons         1,384,613    1,384,613   1,384,613       0         0        25.05%
 Stephen F. Oakes        1,384,613    1,384,613   1,384,613       0         0        25.05%

--------
*      As of September 30, 1996

               .
      (c) No transactions by any of the reporting persons other than those transactions identified in Item 3 have taken place in the last 60 days.

      (d)-(e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

      Item 6 is hereby deleted in its entirety and amended to read as follows:

      RIMCO is the managing general partner of RIMCO I, RIMCO II, RIMCO III and RIMCO IV, which own Warrants (and, in the case of RIMCO I, RIMCO II and RIMCO IV, New Warrants) to purchase an aggregate of 233,300, 89,516, 6,600 and 114,234 shares of Common Stock, respectively. RIMCO has a profits interest in the portfolio securities held by RIMCO I, RIMCO II, RIMCO III and RIMCO IV.

      Associates is the managing general partner of RIMCO, which is the managing general partner of RIMCO I, RIMCO II, RIMCO III and RIMCO IV. Associates has a profits interest in RIMCO, which, as indicated above, has a profits interest in the portfolio securities held by RIMCO I, RIMCO II, RIMCO III and RIMCO IV.

      Roy V. Hood, Paul E. McCollam, David R. Whitney and Stephen F. Oakes are managing directors of RIMCO. Each of Roy V. Hood, Paul E. McCollam, David R. Whitney and John B. Parsons is a shareholder of Associates. Mr. Hood is a shareholder and President and a director of Associates. Mr. McCollam is a shareholder and Vice President, Secretary and Treasurer and a director of Associates. Mr. Whitney is a shareholder and a Vice President and a director of Associates. Mr. Parsons is a shareholder and a director of Associates.

      RIMCO I is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry.
RIMCO I is the record owner of a Warrant to purchase 57,750 shares of Common Stock and a New Warrant to purchase 175,550 shares of Common Stock. RIMCO I is also the record owner, following the conversion of the Convertible Notes on August 14, 1996, of 50,823 shares of Common Stock of the Company. RIMCO I has a combined interest in 284,123 shares of Common Stock or 6.28% of the outstanding Common Stock as of September 30, 1996.

      RIMCO II is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry.
RIMCO II is the record owner of a Warrant to purchase 57,750 shares of Common Stock and a New Warrant to purchase 31,766 shares of Common Stock. RIMCO II is also the record owner, following the conversion of the Convertible Notes on August 14, 1996, and the exchange of the Exchangeable Notes on September 30, 1996, of 488,488 shares of Common Stock of the Company. RIMCO II has a combined interest in 578,004 shares of Common Stock or 12.00% of the outstanding Common Stock as of September 30, 1996.

      RIMCO III is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RIMCO III is the record owner of a Warrant to purchase 6,600 shares of

                                                             Page 16 of 21 Pages

Common Stock. RIMCO III is also the record owner, following the conversion of the Convertible Notes on August 14, 1996, and the exchange of the Exchangeable Notes on September 30, 1996, of 61,511 shares of Common Stock of the Company. RIMCO III has a combined interest in 68,111 shares of Common Stock or 1.57% of the outstanding Common Stock as of September 30, 1996.

      RIMCO IV is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry.
RIMCO IV is the record owner of a Warrant to purchase 42,900 shares of Common
Stock and a New Warrant to purchase 71,334 shares of Common Stock.    RIMCO IV
is also the record owner, following the conversion of the Convertible Notes on August 14, 1996, and the exchange of the Exchangeable Notes on September 30,
1996,  of 340,141 shares of Common Stock of the Company.   RIMCO IV has a
combined interest in 454,375 shares of Common Stock or 9.66% of the outstanding Common Stock as of September 30, 1996.

      Under a Stock Ownership and Registration Rights Agreement entered into as of January 19, 1996 and filed as Exhibit D to the Schedule 13D and incorporated herein by reference, amended by the First Amendment to Stock Ownership and Registration Rights Agreement, filed as Exhibit D-1 to Amendment No. 1 to the
Schedule 13D and incorporated herein by reference, the Company has granted the Limited Partnerships certain demand and "piggy back" registration rights, commencing one year from January 19, 1996, to register any offer of Common Stock held by the Limited Partnerships, as well as securities (if any) issued with respect thereto, under the Securities Act of 1933. The Stock Ownership and Registration Rights Agreement, as amended, provides for indemnification of the Limited Partnerships by the Company and indemnification of the Company by the Limited Partnerships under certain circumstances related to such registration rights.

      The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants and the New Warrants is subject to adjustment upon certain events such as a reverse stock split or reclassification, merger of the Company or issuances of Common Stock at a price less than the exercise price.


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

                                                                                          Page
      A.   Agreement for Joint Filing on Behalf of Each Reporting Person. . . . . . . . . . 20

      B.   Warrant Agreement, including form of Warrant (filed as Exhibit B to the Schedule 13D and incorporated herein by reference). . . . . . . . . . . .

      C.   Form of Convertible Note (filed as Exhibit C to the
           Schedule 13D and incorporated herein by reference) . . . . . . . . . . . . . . .

      D.   Stock Ownership and Registration Rights Agreement among the the Company, UNEXCO, Inc., a wholly owned subsidiary of
           Company, and the Limited Partnerships (filed as Exhibit D
           to the Schedule 13D and incorporated herein by reference). . . . . . . . . . . .

      D-1  First Amendment to Stock Ownership and Registration Rights Agreement
           among the Company, UNEXCO, Inc., a wholly owned subsidiary of
           Company, and the Limited Partnerships (filed as Exhibit D-1 to Amendment No. 1 to the Schedule 13D and incorporated
           herein by reference) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                                             Page 17 of 21 Pages

                                                                              Page
      E.   New Warrant Agreement, including form of New Warrant
           (filed as Exhibit E to Amendment No. 1 to the Schedule 13D and incorporated herein by reference)  . . . . . . . . . . . . . .

      F.   Form of Exchangeable Note (filed as Exhibit F
           to Amendment No. 1 to the Schedule 13D and incorporated
           herein by reference) . . . . . . . . . . . . . . . . . . . . . . .
      G.   Guaranty and Exchange Agreement (filed as Exhibit G
           to Amendment No. 1 to the Schedule 13D and incorporated
           herein by reference) . . . . . . . . . . . . . . . . . . . . . . .

      G-1. First Amendment to Guaranty and Exchange Agreement
           (filed as Exhibit G-1 to Amendment No. 1 to the Schedule 13D and incorporated herein by reference)  . . . . . . . . . . . . . .

      H.   Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                             Page 18 of 21 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of the knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.

Date:  October 31, 1996


Signature:                    Resource Investors Management Company Limited
                              Partnership
                              By:   RIMCO Associates, Inc.,
                                     Its General Partner


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

Date:  October 31, 1996

Signature:                    RIMCO Associates, Inc.


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

Date:  October 31, 1996

Signature:                    RIMCO Partners, L.P.
                              By:  Resource Investors Management Company Limited
                                   Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

Date:  October 31, 1996

Signature:                    RIMCO Partners, L.P. II
                              By:  Resource Investors Management Company Limited
                                   Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

                                                             Page 19 of 21 Pages


Date:  October 31, 1996


Signature:                    RIMCO Partners, L.P. III
                              By:  Resource Investors Management Company Limited
                                   Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

Date:  October 31, 1996

Signature:                    RIMCO Partners, L.P. IV
                              By:  Resource Investors Management Company Limited
                                   Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


                              By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

Date:  October 31, 1996

Signature:                         /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Roy V. Hood

Date:  October 31, 1996

Signature:                         /s/  Paul E. McCollam  *
                                   ---------------------------------------------
                                   Paul E. McCollam

Date:  October 31, 1996

Signature:                         /s/  David R. Whitney  *
                                   ---------------------------------------------
                                   David R. Whitney

Date:  October 31, 1996

Signature:                         /s/  Stephen F. Oakes  *
                                   ---------------------------------------------
                                   Stephen F. Oakes

Date:  October 31, 1996

Signature:                         /s/  John B. Parsons  *
                                   ---------------------------------------------
                                   John B. Parsons


* By Roy V. Hood
  Attorney-in-Fact

                                                             Page 20 of 21 Pages

                                   Exhibit A
                                   AGREEMENT

      Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on Schedule 13D/A on its behalf. This agreement may be signed in one or more counterparts.



                              Resource Investors Management Company Limited Partnership
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


Date:  October 31, 1996       By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President



                              RIMCO Associates, Inc.


Date:  October 31, 1996       By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President


                              RIMCO Partners, L.P.
                              By: Resource Investors Management Company Limited Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


Date:  October 31, 1996       By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President


                              RIMCO Partners, L.P. II
                              By: Resource Investors Management Company Limited Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


Date:  October 31, 1996       By:  /s/ Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President

                                                             Page 21 of 21 Pages




                              RIMCO Partners, L.P. III
                              By: Resource Investors Management Company Limited Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


Date:  October 31, 1996       By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President


                              RIMCO Partners, L.P. IV
                              By:  Resource Investors Management Company Limited
                                    Partnership,
                                     Its General Partner
                              By:  RIMCO Associates, Inc.,
                                     Its General Partner


Date:  October 31, 1996       By:  /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Name:  Roy V. Hood
                                   Title: President




Date:  October 31, 1996            /s/  Roy V. Hood
                                   ---------------------------------------------
                                   Roy V. Hood


Date:  October 31, 1996            /s/  Paul E. McCollam  *
                                   ---------------------------------------------
                                   Paul E. McCollam


Date:  October 31, 1996            /s/  David R. Whitney  *
                                   ---------------------------------------------
                                   David R. Whitney


Date:  October 31, 1996            /s/  Stephen F. Oakes  *
                                   ---------------------------------------------
                                    Stephen F. Oakes


Date:  October 31, 1996            /s/  John B. Parsons  *
                                   ---------------------------------------------
                                   John B. Parsons

* Roy V. Hood
  Attorney-in-Fact

                                   EXHIBIT H

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 31st day of May, 1996.

                                        /s/ Paul E. McCollam
                                     ------------------------------------------
                                     Signature

                                     Paul E. McCollam

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood, Paul E. McCollam and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of June, 1996.

                                        /s/  John B. Parsons
                                     ------------------------------------------
                                     Signature

                                     John B. Parsons

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of September, 1996.

                                        /s/  Stephen F. Oakes
                                     ------------------------------------------
                                     Signature

                                     Stephen F. Oakes

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Paul E. McCollam and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of September, 1996.

                                        /s/  Roy V. Hood
                                     ------------------------------------------
                                     Signature

                                     Roy V. Hood

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Paul E. McCollam and Roy V. Hood, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 18th day of September, 1996.

                                        /s/  David R. Whitney
                                     ------------------------------------------
                                     Signature

                                     David R. Whitney